Exhibit 3.7

SIXTH CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMBIT BIOSCIENCES CORPORATION

AMBIT BIOSCIENCES CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

ONE: The name of the Company is Ambit Biosciences Corporation. The original name of the Company was Aventa Biosciences Corporation and the date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware was May 17, 2000.

TWO: Alan J. Lewis, Ph.D. is the duly elected and acting Chief Executive Officer of the Company.

THREE: The Board of Directors of the Company, acting in accordance with the provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

1. Article IV, Section A. shall be amended and restated to read in its entirety as follows:

“A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 76,553,376 shares, 44,800,000 shares of which shall be Common Stock (the “Common Stock”), each having a par value of one-tenth of one cent ($0.001) and 31,753,376 shares of which shall be Preferred Stock (the “Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).”

2. Article IV, Section D. shall be amended and restated to read in its entirety as follows:

“D. 162,519 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 1,975,677 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), 7,076,718, of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), 1,538,462 of the authorized shares of Preferred Stock are hereby designated “Series C-2 Preferred Stock” (the “Series C-2 Preferred”) and 21,000,000 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred” and, together with the Series A Preferred, Series B Preferred, Series C Preferred and Series C-2 Preferred, the “Series Preferred”).”

3. Article IV, Section E.4(i)(iv) shall be amended to (i) delete the word “and” at the end of subsection (8) thereunder, (ii) delete the period at the end of subsection (9) thereunder and (iii) add new subsections (10) and (11) thereunder to read in full as follows:

“(10) Convertible Securities to be issued pursuant to the Note and Warrant Purchase Agreement to be entered into by and among the Company and the parties listed as “Purchasers” thereunder on or about September 30, 2010 (as the same may be amended from time to time, the “2010 Note and Warrant Purchase Agreement”) and shares of Common Stock and/or Preferred Stock issued upon conversion of such Convertible Securities; and

(11) Convertible Securities to be issued pursuant to the Note and Warrant Purchase Agreement entered into by and among the Company, Ambit Biosciences (Canada) Corporation and GrowthWorks Canadian Fund Ltd. on or about September 30, 2010 (as the same may be amended from time to time, the “2010 Canadian Note and Warrant Purchase Agreement”) and shares of Common Stock and/or Preferred Stock issued upon conversion of such Convertible Securities.”

4. Article IV, Section E.4(m) shall be amended and restated to read in its entirety as follows:

“(m) Special Mandatory Conversion.

For purposes of this Section 4(m), the following definitions shall apply:

“Notes” shall mean the secured subordinated convertible promissory notes issued pursuant to the 2010 Note and Warrant Purchase Agreement and the secured subordinated promissory notes issued pursuant to the 2010 Canadian Note and Warrant Purchase Agreement.

“Closing” shall mean the Closing under the 2010 Note and Warrant Purchase Agreement.

“Canadian Closing” shall mean the Closing under the 2010 Canadian Note and Warrant Purchase Agreement.

An “Affiliate” of any Eligible Holder or Purchaser shall mean (i) any partner or retired partner of such Eligible Holder or Purchaser which is a partnership; (ii) any member or former member of such Eligible Holder or Purchaser which is a limited liability company; (iii) any family member or trust for the benefit of an individual Eligible Holder or Purchaser or (iv) any affiliated venture capital fund of such Eligible Holder or Purchaser.

An “Eligible Holder” shall mean any holder of at least 250,000 shares of Series Preferred as of the date of the Closing. Affiliates of

Eligible Holders shall be Eligible Holders regardless of the number of shares of Series Preferred held by Affiliate.

The “Closing Amount” shall mean $15,000,000.00.

A “Non-participating Holder” shall be an Eligible Holder that, together with the Affiliates of such Eligible Holder, does not purchase an aggregate principal amount of Notes equal to at least such Eligible Holder’s Pay to Play Pro Rata Share at the Closing and/or the Canadian Closing.

An “Other Holder” shall be any holder of Series Preferred that is not an Eligible Holder.

An Eligible Holder’s “Pay to Play Pro Rata Share” shall mean an amount, rounded down to the nearest cent, equal to (1) the Closing Amount multiplied by (2) a fraction, the numerator of which is the number of outstanding shares of Series Preferred held by the Eligible Holder (on an as-converted to Common Stock basis) plus the number of shares of Series Preferred such Eligible Holder is entitled to receive upon the exercise of the “Put Right” set forth in the Put Agreement (as defined in Article IV, Section E.4(i)(iv)) (on an as-converted to Common Stock basis) as of the date of the Closing and the denominator of which is the sum of (x) the total number of outstanding shares of Series Preferred (on an as-converted to Common Stock basis) held by all Eligible Holders as of the date of the Closing plus (y) the number of total number of shares of Series Preferred issuable upon the exercise of the “Put Right” set forth in the Put Agreement (on an as-converted to Common Stock basis) as of the date of the Closing plus (z) the number of outstanding shares of Series Preferred (on an as-converted to Common Stock basis) held by Other Holders that purchase Notes at the Closing as of the date of the Closing.

All shares of Preferred Stock held by the Non-participating Holders and their Affiliates shall automatically and without further action on the part of such Non-participating Holders be converted, effective as of the opening of business on the first day following the date of the later to occur of the Closing or the Canadian Closing, into shares of Common Stock at the applicable Series Preferred Conversion Rate in effect at the time of such automatic conversion, and all rights of such holder as a holder of Series Preferred with respect to the shares so automatically converted shall terminate immediately upon such automatic conversion.

Upon the occurrence of any of the events specified in Section 4(m)(ii) above, the applicable outstanding shares of Series Preferred shall be converted automatically and without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series

Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).”

FOUR: The foregoing amendments were submitted to the stockholders of the Company for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Ambit Biosciences Corporation has caused this Sixth Certificate of Amendment to be signed by its Chief Executive Officer this 29th day of September, 2010.

AMBIT BIOSCIENCES CORPORATION

Signature:	/s/ Alan J. Lewis, Ph.D.
Print Name:	Alan J. Lewis, Ph.D.
Title:	Chief Executive Officer